Exhibit 10.10

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

dated as of September 11, 2014

BY AND BETWEEN

GLADWYNE FUNDING LLC,

a Delaware limited liability company

AND

FS ENERGY AND POWER FUND,

a Delaware statutory trust

i

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

This Amended and Restated Investment Management Agreement (the “Agreement”), dated as of September 11, 2014 is made by and between GLADWYNE FUNDING LLC (the “Company”), a Delaware limited liability company and FS ENERGY AND POWER FUND (the “Investment Manager”), a Delaware statutory trust.  Unless otherwise specified, capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Limited Liability Company Agreement of the Company dated as of May 19, 2014 (as the same may be amended from time to time, the “Operating Agreement”), or if not defined therein, shall have the meanings given to them in the Amended and Restated Sale and Contribution Agreement dated as of the date hereof by and among FS Energy and Power Fund and Gladwyne Funding LLC (as the same may be amended from time to time, the “Sale and Contribution Agreement”), or if not defined therein, shall have the meanings given to them in the Indenture dated as of September 11, 2014 by and between the Company and Citibank, N.A. (as the same may be amended from time to time, the “Indenture”).  This Agreement amends and restates in its entirety the Investment Management Agreement, dated as of May 19, 2014, between the Investment Manager and the Company.

1.                                      General Duties of the Investment Manager.

Subject to the direction and control of the Company and in a manner consistent with the customary standards, policies and procedures followed by asset managers of national standing relating to assets of the nature and character of the Collateral Obligations and without regard to any relationship that the Investment Manager or any Affiliate thereof may have with any Obligor or any Affiliate of any Obligor, the Operating Agreement, the policies adopted or approved by the Company, the terms of the Indenture and the terms of this Agreement (the “Investment Manager Standard”), the Investment Manager agrees to supervise and direct the investment and reinvestment of the Collateral Obligations, manage, service, administer and make collections on the Collateral Obligations and perform its duties set forth herein and, on behalf of the Company, those investment-related duties and functions assigned to the Company and the Investment Manager under the Indenture, and shall have such other powers with respect to the investment and leverage related functions of the Company as shall be delegated from time to time to the Investment Manager by the Company.  The Investment Manager shall endeavor to comply in all material respects with all applicable federal and state laws and regulations.  The Investment Manager is hereby appointed as the Company’s agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Company and to do or take all related acts, with the power of substitution, to acquire, dispose of or otherwise take action with respect to or affecting the Collateral Obligations, including, without limitation:

(a)                                 identifying and originating Collateral Obligations to be purchased by the Company, selecting the dates for such purchases, and purchasing or directing the purchase of such Collateral Obligations on behalf of the Company;

(b)                                 identifying Collateral Obligations owned by the Company to be sold by the Company, selecting the dates for such sales, and selling such Collateral Obligations on behalf of the Company;

(c)                                  negotiating and entering into, on behalf of the Company, documentation providing for the purchase and sale of Collateral Obligations, including without limitation, confidentiality agreements and commitment letters;

(d)                                 structuring the terms of, and negotiating, entering into and/or consenting to, on behalf of the Company, documentation relating to Collateral Obligations to be purchased, held, exchanged or sold by the Company, including any amendments, modifications or supplements with respect to such documentation;

(e)                                  exercising, on behalf of the Company, rights and remedies associated with the Collateral Obligations, including without limitation, rights to petition to place an obligor or issuer in bankruptcy proceedings, to vote to accelerate the maturity of a Collateral Obligation, to waive any default, including a payment default, with respect to a Collateral Obligation and to take any other action which the Investment Manager deems necessary or appropriate in its discretion in connection with any restructuring, reorganization or other similar transaction involving an obligor or issuer with respect to a Collateral Obligation, including without limitation, initiating and pursuing litigation;

(f)                                   responding to any offer in respect of Collateral Obligations by tendering the affected Collateral Obligations, declining such offer, or taking such other actions as the Investment Manager may determine;

(g)                                  exercising all voting, consent and similar rights of the Company on its behalf and advising the Company with respect to matters concerning the Collateral Obligations;

(h)                                 advising and assisting the Company with respect to the valuation and rating of the Collateral Obligations;

(i)                                     retaining legal counsel and other professionals (such as financial advisers) to assist in the structuring, negotiation, documentation, administration and modification and restructuring of Collateral Obligations;

(j)                                    directing, or causing to be directed, all Obligors to pay all payments and collections owing to the Company on any Collateral Obligation (“Collections”) directly to the appropriate account of the Company (including any accounts required to be established pursuant to the Indenture), depositing all Collections received directly by the Company into the appropriate accounts of the Company within one (1) Business Day of receipt thereof and, within three (3) Business Days after receipt into such accounts, identifying all available balances in the such account as interest Collections or principal Collections.  If notwithstanding the foregoing the Investment Manager at any time thereafter receives any Collections or any other proceeds of any Collateral Obligations constituting interest Collections or principal Collections, the Investment Manager may direct, or cause to be directed, the related Obligor to make such payments to the appropriate accounts of the Company and shall promptly, and in any event no later than the Business Day after receipt thereof, deposit or cause to be deposited all such amounts into such accounts (and shall identify such amounts as either principal Collections or interest Collections, as applicable);

(k)                                 undertaking the obligations of the Investment Manager under the Indenture;

(l)                                     in the Investment Manager’s discretion, performing such actions on behalf of the Company permitted in the Indenture and making such determinations as necessary (in the Investment Manager’s discretion) to carry out the Company’s business under the Indenture; and

(m)                             causing the Company to pay, perform and discharge or cause to be paid, performed and discharged promptly (i) all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on the Collateral Obligations or any other property of the Company and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Company (collectively, “Charges”) payable by it, except where the failure to so pay, discharge or otherwise satisfy such Charge would not, individually or in the aggregate, be expected to have a Material Adverse Effect (as defined below).

For the avoidance of doubt, the Investment Manager does not guarantee the performance of any obligations of any other Person under any Transaction Document.

2.                                      Duties and Obligations of the Investment Manager with Respect to the Administration of the Company.

The Investment Manager agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Company’s custodian and other service providers) to the Company.  To the extent requested by the Company, the Investment Manager agrees to provide the following administrative services:

(a)                                 maintain or oversee the maintenance of the books and records of the Company and maintain (or oversee maintenance by other persons) such other books and records required by law or for the proper operation of the Company;

(b)                                 to the extent prepared or filed by the Company, oversee the preparation and filing of the Company’s federal, state and local income Tax returns and any other required Tax returns or reports;

(c)                                  review the appropriateness of and arrange for payment of the Company’s expenses;

(d)                                 prepare for review and approval by officers and other authorized persons of the Company (collectively, the “Authorized Signatories”) financial information for the Company’s financial statements (if the Company prepares separate financial statements);

(e)                                  prepare reports relating to the business and affairs of the Company as may be mutually agreed upon and not otherwise prepared by others;

(f)                                   make recommendations to the Company concerning the performance and fees of any of the Company’s service providers as the Company may reasonably request or deem appropriate;

(g)                                  oversee and review calculations of fees paid to the Company’s service providers;

(h)                                 consult with the Authorized Signatories, and the Company’s independent accountants, legal counsel, custodian and other service providers in establishing the accounting policies of the Company and monitor financial accounting services;

(i)                                     determine the amounts available for distribution as dividends and distributions to be paid by the Company to its Member (for so long as the Notes issued under the Indenture remain Outstanding, all in accordance with, and subject to the express terms and conditions set forth in, the Indenture);

(j)                                    prepare such information and reports as may be required under the Indenture;

(k)                                 provide such assistance to the Company’s custodian, counsel, auditors and other service providers as generally may be required to properly carry on the business and operations of the Company;

(l)                                     respond to, or refer to the Company’s officers or Authorized Signatories, inquiries relating to the Company;

(m)                             supervise any other aspects of the Company’s administration as may be agreed to by the Company and the Investment Manager; and

(n)                                 from time to time promptly following receipt thereof, forward additional documents evidencing any assumption, modification, consolidation or extension of a Collateral Obligation to any collateral custodian of the Company.

All services are to be furnished through the medium of any officers, Authorized Signatories or employees of the Investment Manager or its affiliates as the Investment Manager deems appropriate in order to fulfill its obligations hereunder.

The Company shall, upon demand, reimburse the Investment Manager or its affiliates for all out-of-pocket expenses incurred by them in connection with the performance of the administrative services described in this Section 2.

3.                                      Authority to Bind the Company; No Joint Venture.

(a)                                 Except as provided in or pursuant to Sections 1, 4 and 12 hereof, the Investment Manager shall have no authority to bind or obligate the Company.  All acts of the

Investment Manager (other than as provided in the Indenture, the Operating Agreement or in Section 1 or Section 12 hereof with respect to any Collateral Obligation) shall require the Company’s consent and approval to bind the Company.  Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement.  For all purposes hereof, the Investment Manager shall be deemed to be an independent contractor and, unless otherwise provided herein or specifically authorized by the Company from time to time, shall have no authority to act for or represent the Company.

(b)                                 The Investment Manager shall act in conformity with the written instructions and directions of the Company delivered in accordance with the terms and conditions hereof, except to the extent that authority has been delegated to the Investment Manager pursuant to the terms of this Agreement or the Operating Agreement.  The Investment Manager will not be bound to follow any amendment to the Operating Agreement until it has received written notice thereof and until it has received a copy of the amendment from the Company; provided that if any such amendment materially affects the rights or duties of the Investment Manager, the Investment Manager shall not be obligated to respect or comply with the terms of such amendment unless it consents thereto.  Subject to the fiduciary duty of the Member, the Company agrees that it shall not permit any amendment to the Operating Agreement that materially affects the rights or duties of the Investment Manager to become effective unless the Investment Manager has been given prior written notice of such amendment and has consented thereto in writing.  The Investment Manager may, with respect to the affairs of the Company, consult with such legal counsel, accountants and other advisors as may be selected by the Investment Manager.  The Investment Manager shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by the Investment Manager in accordance with the advice or opinion of such counsel, accountants or other advisors.  The Investment Manager shall be fully protected in relying upon any writing signed in the appropriate manner with respect to any instruction, direction or approval of the Company and may also rely on opinions of the Investment Manager’s counsel with respect to such instructions, directions and approvals.  The Investment Manager shall also be fully protected when acting upon any instrument, certificate or other writing the Investment Manager believes in good faith to be genuine and to be signed or presented by the proper person or persons.  The Investment Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained if the Investment Manager in good faith believes the same to be genuine.

4.                                      Limitations Relating to Collateral Obligations.

(a)                                 Collateral Obligations.  Except as otherwise provided in this Section 4 and except in accordance with the Investment Management Standard, and subject to the requirements of the Indenture, the Operating Agreement, the Sale and Contribution Agreement and applicable law, the Investment Manager may cause the Company (which term shall include, for all purposes relating to the purchase and sale of Collateral Obligations and the duties and obligations of the Investment Manager set forth in Section 1 hereof, the Company and its consolidated subsidiaries, if any) from time to time to purchase Collateral Obligations.

(b)                                 Transaction, Director, Consulting, Advisory, Closing and Break- up Fees.  The Company shall receive its pro-rata share, measured by the amount invested or proposed to be invested by the Company in any Collateral Obligation, of any transaction, director, consulting, advisory, closing and break-up fees, or similar fees (“Additional Fees”) payable with respect to any Collateral Obligation.  Notwithstanding anything herein or in the Operating Agreement to the contrary, to the extent that any Additional Fees with respect to the Company’s share of such Investment are paid to the Investment Manager or any of its Affiliates, at the election of the Investment Manager, such amount will first be applied to reimburse the Investment Manager or its Affiliates for their out of pocket expenses in connection with the transaction giving rise to such fees and 100% of the balance will be applied to reduce the subsequent installments of the Management Fee (as defined below).

5.                                      Brokerage.

The Investment Manager shall use commercially reasonable efforts to effect all purchases and sales of securities in a manner consistent with the principles of best execution, taking into account net price (including commissions) and execution capability and other services which the broker or other intermediary may provide.  In this regard, the Investment Manager may effect transactions which cause the Company to pay a commission in excess of a commission which another broker or other intermediary would have charged; provided, however, that the Investment Manager shall have first determined that such commission is reasonable in relation to the value of the brokerage or research services performed by that broker or other intermediary or that the Company is the sole beneficiary of the services provided.

6.                                      Compensation.

The Company agrees to pay to the Investment Manager, on each Payment Date, and the Investment Manager agrees to accept as compensation for all services rendered by the Investment Manager as such, an amount equal to 0.35% per annum of the aggregate principal balance of all Collateral Obligations measured as of the beginning of the Due Period preceding such Payment Date (the “Management Fee”) and payable in accordance with the Priority of Payments as described in the Indenture on such Payment Date.  The Management Fees will be calculated on the basis of a calendar year consisting of 360 days and the actual number of days elapsed.

If on any Payment Date there are insufficient funds to pay any Management Fee then due in full in accordance with the Priority of Payments, or if on or prior to any Payment Date the Investment Manager elects (by delivering notice of such election to the Trustee and the Collateral Administrator) to defer all or any portion of the Management Fee due or to become due on such Payment Date, the amount not so paid or elected to be deferred shall be deferred and shall be payable on the first succeeding Payment Date on which any funds are available therefor in accordance with the Priority of Payments, unless deferred again. The Investment Manager shall have the right, at its sole option, to waive all or a portion of any accrued and unpaid Management Fee at any time by delivering notice thereof to the Trustee, and directing the Trustee to apply such amounts as Interest Proceeds or as Principal Proceeds for application in accordance with the Priority of Payments. Notwithstanding the above or any other provision of this Agreement, all of the obligations of the Company under this Agreement are limited recourse obligations payable solely from Collateral granted to the Trustee pursuant to the Granting clauses of the Indenture. No recourse shall be had for the payment of any amount owing in respect of this Agreement against any other asset of the Company or against any officer, director, employee, partner, member, shareholder or incorporator of the Company. The obligations of the Company under the Notes, this Agreement and the Indenture are limited recourse obligations of the Company payable solely from the Collateral, and following realization of the Collateral and reduction thereof to zero, all obligations and all claims against the Company hereunder or arising in connection herewith shall be extinguished and shall not thereafter revive.

7.                                      Expenses.

Other than as set forth below, the Company will be responsible for paying all of its expenses. On behalf of the Company, the Investment Manager may advance payment of any expenses, and the Company shall, upon request, reimburse the Investment Manager therefor within 30 days following written request from the Investment Manager.  Nothing in this Section 7 shall limit the ability of the Investment Manager to be reimbursed by any Person other than the Company (including issuers or obligors of securities, instruments or obligations owned by the Company) for out-of-pocket expenses incurred by the Investment Manager in connection with the performance of services hereunder.  The Investment Manager shall maintain complete and accurate records with respect to costs and expenses and shall furnish the Company with receipts or other written vouchers with respect thereto upon request of the Company.

8.                                      Services to Other Companies or Accounts; Conflicts of Interest.

(a)                                 The Investment Manager and its Affiliates, employees or associates are in no way prohibited from, and intend to, spend substantial business time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Company, participating in actual or potential investments of the Company, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Company, or acting as a director, officer or creditors’ committee member of, advisor to, or participant in, any corporation, company, trust or other business entity.  The Investment Manager and its Affiliates may, and expect to, receive fees or other compensation from third parties for any of these activities unrelated to the Company, which fees will be for the benefit of their own account and not the Company.

(b)                                 In addition, the Investment Manager and its Affiliates may manage other investment vehicles and separate accounts (“Other Accounts”) that invest in assets eligible for purchase by the Company.  The Company may have the ability, under certain circumstances, to take certain actions that would have an adverse effect on Other Accounts.  In these circumstances, the Investment Manager and its affiliated persons will act in a manner believed to be equitable to the Company and such Other Accounts, including co-investment in accordance with applicable laws, including the conditions of any exemptive relief obtained by the Company and the Investment Manager.  The allocation of investment opportunities among the Company and Other Accounts will be made in good faith pursuant to the Investment Manager’s written allocation policies.  The Investment Manager may combine purchase or sale orders on behalf of the Company with orders for Other Accounts, and allocate the assets so purchased or sold among such accounts in an equitable manner.  The Company may invest in portfolio companies in which Other Accounts have or are concurrently making the same investment or a different investment (e.g., an investment that is junior to the Company’s investment).  In such situations, the Company and the Other Accounts may potentially have conflicting interests.  If any matter arises that the Investment Manager determines in its good faith judgment constitutes an actual conflict of interest, the Investment Manager may take such actions as may be necessary or appropriate to ameliorate the conflict.  These actions may include, by way of example and without limitation, disposing of the asset giving rise to the conflict of interest, appointing an independent fiduciary, or delegating decisions relating to the asset giving rise to the conflict of interest to a subcommittee of the Investment Manager.

9.                                      Duty of Care and Loyalty; Exculpation of Liability.

The Investment Manager shall exercise its discretion and authority in accordance with the Investment Management Standard.

10.                               Indemnification.

(a)                                 The Investment Manager assumes no responsibility under this Agreement other than to render the services called for hereunder and under the terms of the Indenture applicable to it with reasonable care and in good faith and, subject to the standard of conduct described in the next succeeding sentence, shall not be responsible for any action of the Company or the Trustee in following or declining to follow any advice, recommendation or direction of the Investment Manager.  The Investment Manager and its Affiliates and their respective members, managers, directors, officers, stockholders, employees and agents shall not be liable to the Company, the Trustee, any Secured Party or the Holders of the Notes or any other Persons for any Losses (as defined below) incurred, or for any decrease in the value of the Collateral or the Notes, as a result of the actions taken or recommended, or for any omissions, by the Investment Manager or its Affiliates or their respective members, managers, directors, officers, stockholders, employees or agents under this Agreement, except by reason of acts or omissions constituting bad faith, fraud, willful misconduct or gross negligence in the performance of its obligations hereunder and under the applicable terms of the Indenture.  Notwithstanding anything in this Agreement or the Indenture to the contrary, any obligation of the Investment Manager to apply commercially reasonable efforts in purchasing and disposing of Collateral Obligations and Eligible Investments and the performance of its other duties under this Agreement shall permit the Investment Manager to take into account its investment decision-making process and any other considerations it deems appropriate.  The Investment Manager and its Affiliates and their respective members, managers, directors, officers, stockholders, employees and agents shall be entitled to indemnification by the Company in accordance with Section 10(b) and the Priority of Payments.  The Investment Manager shall indemnify and hold harmless (the Investment Manager, in such case the “Indemnifying Person”) the Company and its Affiliates and their respective members, managers, directors, officers, stockholders, employees and agents (each, an “Indemnified Person”) from and against any and all expenses, losses, damages, liabilities, demands, charges or claims of any nature whatsoever (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), as incurred, in respect of or arising from acts or omissions constituting, and determined in a final judicial proceeding to constitute, bad faith, fraud, willful misconduct or gross negligence in the performance by the Investment Manager of its obligations hereunder and under the applicable terms of the Indenture.

(b)                                 The Company shall indemnify and hold harmless (the Company, in such case the “Indemnifying Person”) the Investment Manager and its Affiliates and their respective members, managers, directors, officers, stockholders, employees and agents (each, an “Indemnified Person”) from and against any and all Losses, as incurred, in respect of or arising from (i) the issuance of the Notes, (ii) the transactions, duties and obligations described in the Indenture or this Agreement, or (iii) any action or failure to act by any Indemnified Person which has not been determined in a final judicial proceeding to constitute bad faith, fraud, willful misconduct or gross negligence of the Investment Manager’s duties under this Agreement or the Indenture.  The obligations of the Company under this Section 10 to indemnify any Indemnified Person for any Losses will be payable solely out of the Collateral in accordance with the Priority of Payments.

The foregoing provisions, however, shall not be construed to relieve any Person of any liability to the extent that such liability may not be waived, modified or limited under applicable law.

(c)                                  An Indemnified Person shall (or, solely in the case of Investment Manager as Indemnified Person, with respect to the Investment Manager’s Affiliates and the members, managers, directors, officers, stockholders, employees and agents of the Investment Manager and its Affiliates, the Investment Manager shall cause such Indemnified Person to) promptly notify the Indemnifying Person if the Indemnified Person receives a complaint, claim, compulsory process or other notice of any loss, claim, damage or liability giving rise to a claim for indemnification under this Section 10, but failure so to notify the Indemnifying Person (i) shall not relieve such Indemnifying Person from its obligations under Section 10(b) unless and to the extent that it did not otherwise learn of such action or proceeding and to the extent such failure results in the forfeiture by the Indemnifying Person of substantial rights and defenses and (ii) shall not, in any event, relieve the Indemnifying Person of any obligations to any Person entitled to indemnity pursuant to Section 10(b) other than the indemnification obligations provided for in Section 10(b).

(d)                                 With respect to any claim made or threatened against an Indemnified Person, or compulsory process or request served upon such Indemnified Person for which such Indemnified Person is or may be entitled to indemnification under this Section 10, such Indemnified Person shall (or, solely in the case of Investment Manager as Indemnified Person, with respect to the Investment Manager’s Affiliates and the members, managers, directors, officers, stockholders, employees and agents of the Investment Manager and its Affiliates, the Investment Manager shall cause such Indemnified Person to), at the Indemnifying Person’s expense:

(i)                                     give written notice to the Indemnifying Person of such claim within ten (10) days after such claim is made or threatened, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim; provided, that failure to give notice shall not relieve the Indemnifying Person of its obligation hereunder, unless the Indemnifying Person is materially prejudiced or otherwise forfeits substantial rights or defenses by reason of such failure;

(ii)                 provide the Indemnifying Person such information and cooperation with respect to such claim as the Indemnifying Person may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Person at such reasonable times as the Indemnifying Person may request;

(iii)              cooperate and take all such steps as the Indemnifying Person may reasonably request to preserve and protect any defense to such claim;

(iv)             in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Person the right, which the Indemnifying Person may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such claim;

(v)                neither incur any material expense to defend against nor release or settle any such claim or make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make which would expose such Indemnified Person to unindemnified liability) without the prior written consent of the Indemnifying Person; provided, that the Indemnifying Person shall have advised such Indemnified Person that such Indemnified Person is entitled to be indemnified hereunder with respect to such claim; and

(vi)             upon reasonable prior notice, afford to the Indemnifying Person the right, in its sole discretion and at its sole expense, to assume the defense of such claim, including, but not limited to, the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided, that if the Indemnifying Person assumes the defense of such claim, it shall not be liable for any fees and expenses of counsel for any Indemnified Person incurred thereafter in connection with such claim except that if such Indemnified Person reasonably determines that counsel designated by the Indemnifying Person has a conflict of interest, such Indemnifying Person shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Persons in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; provided, further, that prior to entering into any final settlement or compromise, such Indemnifying Person shall seek the consent of the Indemnified Person and use its best efforts in the light of the then prevailing circumstances (including, without limitation, any express or implied time constraint on any pending settlement offer) to obtain the consent of such Indemnified Person as to the terms of settlement or compromise.  If an Indemnified Person does not consent to the settlement or compromise within a reasonable time under the circumstances and such settlement or compromise includes a full release of all claims and does not include any admission of liability or wrongdoing by the Indemnified Person, the Indemnifying Person shall not thereafter be obligated to indemnify the Indemnified Person for any amount in excess of such proposed settlement or compromise.

(e)                                  No Indemnified Person shall, without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim giving rise to a claim for indemnity hereunder, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnifying Person of a release from liability substantially equivalent to the release given by the claimant to such Indemnified Person in respect of such claim.

(f)                                   In the event that any Indemnified Person waives its right to indemnification hereunder, the Indemnifying Person shall not be entitled to appoint counsel to represent such Indemnified Person nor shall the Indemnifying Person reimburse such Indemnified Person for any costs of counsel to such Indemnified Person.

11.                               Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms; Delegation.

(a)                                 This Agreement shall become effective as of the date hereof and, unless sooner terminated by the Company or the Investment Manager as provided herein, shall continue in effect for the term of the Company. Notwithstanding the foregoing, this Agreement may be terminated by the Company without the payment of any penalty, upon the occurrence of a “cause” event.

A “cause” event for purposes of this Section 11(a) shall have occurred by reason of:

(i)                                     the conviction (or plea of no contest) for a felony of the Investment Manager,

(ii)                                  the conviction (or plea of no contest) for a felony of an officer or a member of the board of directors of the Investment Manager, if the employment or other affiliation of such Person so convicted is not terminated by the Investment Manager within 30 days of such conviction;

(iii)                               the Investment Manager or an officer or a member of the board of directors of the Investment Manager has engaged in gross negligence or willful misconduct with respect to the Company or willfully violates or willfully breaches any provision of this Agreement, the Collateral Administration Agreement or the Indenture applicable to it (including, without limitation, any representation contained herein) in each case that has resulted in a material adverse effect on the Company or the Collateral Obligations, or has committed a knowing material violation of securities laws, each as determined by a final decision of a court or binding arbitration decision unless, in the case of such natural persons, their employment or other affiliation with the Investment Manager is terminated or suspended within 30 days after discovery by the Investment Manager;

(iv)                              the Investment Manager shall breach any provision of this Agreement or any term of the Indenture or Collateral Administration Agreement applicable to it which breach has a material adverse effect on the Holders of the Notes and the Investment Manager fails to cure such breach (if capable of being cured) within 60 days of its becoming aware of, or its receipt of notice from the Company or the Trustee of, such breach or, if such breach is capable of cure but not within 60 days, the Investment Manager fails to cure such breach within the period in which a reasonably diligent person could cure such breach (but in no event more than 120 days);

(v)                                 the Investment Manager is wound up or dissolved or there is appointed over it or a substantial portion of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or the Investment Manager (A) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (B) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Investment Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Investment Manager and continue undismissed for 60 days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or proceedings to such end are instituted against the Investment Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days; or

(vi)                              the occurrence and continuation of any Event of Default under the Indenture that results from any breach by the Investment Manager of its duties hereunder or under the Indenture which breach or default is not cured within any applicable cure period.

The Investment Manager shall promptly provide written notice to the Member, the Company and the Trustee upon the occurrence of a “cause” event.

(b)                                 Notwithstanding anything herein to the contrary, Sections 7, 10 and 26 of this Agreement shall survive any termination hereof.

(c)                                  From and after the effective date of termination of this Agreement, the Investment Manager and its Affiliates shall not be entitled to compensation for further services hereunder, but shall be paid all compensation and reimbursement of expenses accrued to the date of termination.  Upon such termination, or upon request by the Company, the Investment Manager shall deliver as directed copies of all documents, books, records and other information prepared and maintained by or on behalf of the Company with respect to any Collateral Obligation (“Records”) within five (5) Business Days after demand therefor and a computer tape or diskette (or any other means of electronic transmission acceptable to the successor investment manager) containing as of the close of business on the date of demand all of the data maintained by the Investment Manager in computer format in connection with managing the Collateral

Obligations.  The Investment Manager agrees to use reasonable efforts to cooperate with any successor investment manager in the transfer of its responsibilities hereunder, and will, among other things, provide upon receipt of a written request by such successor investment manager any information available to it regarding any Collateral Obligations.  The Investment Manager agrees that, notwithstanding any termination, it will reasonably cooperate in any proceeding arising in connection with this Agreement, the Indenture or any Collateral Obligation (excluding any such proceeding in which claims are asserted against the Investment Manager or any Affiliate of the Investment Manager) upon receipt of appropriate indemnification and expense reimbursement.

(d)                                 Until a successor investment manager has commenced investment management activities in the place of FS Energy and Power Fund, FS Energy and Power Fund shall not resign as Investment Manager hereunder.  Notwithstanding anything contained herein to the contrary and to the extent permitted by Applicable Law without causing the Investment Manager to have liability, the resignation of the Investment Manager shall not become effective until another entity shall have assumed the responsibilities and obligations of the Investment Manager.

(e)                                  Following the occurrence and continuance of an Event of Default under the Indenture or following the occurrence and continuance of a Financing Termination Event and, for so long as the Notes issued under the Indenture remain Outstanging, the Investment Manager shall obtain the written consent of a Majority of the Noteholders before acting on behalf of, or otherwise directing, the Company, the Trustee or any other person in connection with an acquisition or sale of a Collateral Obligation pursuant to any provision of the Indenture.  For purposes of this Section 11(e), a “Financing Termination Event” shall mean, to the extent that all of the Notes are subject to a repurchase financing transaction, an event that shall occur if the related purchaser thereunder exercises remedies in connection therewith and terminates such repurchase financing transaction and becomes the sole owner of such Notes.    A Financing Termination Event shall terminate (and will no longer be continuing for purposes of this Section 11(e)) if the related purchaser under the repurchase financing transaction no longer owns all of the Notes.

12.                               Power of Attorney; Further Assurances.

In addition to the power of attorney granted to the Investment Manager in Section 1 of this Agreement, the Company hereby makes, constitutes and appoints the Investment Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with the terms of this Agreement (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Investment Manager reasonably deems necessary or appropriate in connection with its investment management duties under this Agreement and (b) to (i) subject to any policies adopted by the Member or the Company with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Company’s assets, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations.  To the extent permitted by applicable law, this grant of power of attorney is irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Company; provided that this grant of power of attorney will expire, and the Investment Manager will cease to have any power to act as the Company’s attorney-in-fact, upon termination of this Agreement in accordance with its terms.  The Company shall execute and deliver to the Investment Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Investment Manager may reasonably request for the purpose of enabling the Investment Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement.  Each of the Investment Manager and the Company shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

13.                               Amendment of this Agreement; Assignment.

No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought and, for so long as the Notes issued under the Indenture remain Outstanding, together in each case with the written consent of a Majority of the Noteholders.  If the Company has outstanding any securities rated by a rating agency, the Company shall promptly provide a copy of any such amendment or waiver to such rating agency.  The Investment Manager may not, directly or indirectly, assign all or any part of its rights and duties under this Agreement to any Person without the prior consent of the Company and, for so long as the Notes issued under the Indenture remain Outstanding, a Majority of the Noteholders.

14.                               Notices.

Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by telecopier, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:

(a)                                 If to the Company:

Gladwyne Funding LLC

c/o FS Energy and Power Fund

2929 Arch Street, Suite 675

Philadelphia, PA 19104

Attention: Gerald F. Stahlecker, Executive Vice President

Tel:  (215) 495-1169

Fax:  (215) 222-4649

(b)                                 If to the Investment Manager:

FS Energy and Power Fund

2929 Arch Street, Suite 675

Philadelphia, PA 19104

Attention: Gerald F. Stahlecker, Executive Vice President

Tel:  (215) 495-1169

Fax:  (215) 222-4649

Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 14.

15.                               Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

16.                               Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. For so long as the Notes issued under the Indenture remain Outstanding, in the event that this Agreement requires any action to be taken with respect to any matter and the Indenture requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Indenture in respect thereof shall control.

Notwithstanding any term or condition hereof, the Investment Manager is not and shall not be considered a party to the Indenture and shall only have the obligations expressly set forth herein and in the Indenture pursuant to Section 7.9(b) of the Indenture. None of the Trustee, any Secured Party or any Noteholder shall have any right or claim arising out of any action or failure to act by the Investment Manager hereunder (other than as a result of the assignment by the Company of certain of its rights hereunder to secure repayment of the Notes pursuant to the Grant under the Indenture). The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing by the parties hereto. The provisions of Article VIII of the Indenture relating to the requirement that the Investment Manager consent to any amendments thereof are incorporated in this Agreement.

17.                               Costs and Expenses.

The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by each party hereto.

18.                               Books and Records.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request.  The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records maintained by it in its capacity as Investment Manager that are required to be maintained by Rule 31a-1 under the 1940 Act.

19.                               Titles Not to Affect Interpretation.

The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

20.                               Provisions Separable.

The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

21.                               Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

22.                               Execution in Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

23.                               Third Party Rights; Benefits of Agreement.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member (other than as a result of the assignment by the Company of certain of its rights hereunder to secure repayment of the Notes pursuant to the Grant under the Indenture).

24.                               Representations and Warranties of the Investment Manager.

The Investment Manager represents, warrants and covenants as of the date hereof as to itself:

(a)                                 Organization and Good Standing.  It has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times;

(b)                                 Due Qualification.  It is duly qualified to do business as a Delaware statutory trust in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a Material Adverse Effect (as herein defined);

(c)                                  Power and Authority.  It has the power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized by the Investment Manager by all necessary corporate action;

(d)                                 Binding Obligations.  This Agreement has been executed and delivered by the Investment Manager and, assuming due authorization, execution and delivery by the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing;

(e)                                  No Violation.  The execution, delivery and performance of this Agreement by the Investment Manager, the Investment Manager’s consummation of the transactions contemplated hereby and the Investment Manager’s fulfillment of the terms hereof do not (A) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its articles of amendment and restatement or amended and restated bylaws, or any material indenture, agreement, mortgage, deed of trust or other material instrument to which it is a party or by which it or its properties are bound, (B) result in the creation or imposition of any adverse claim upon any of its properties pursuant to the terms of any such material indenture, agreement, mortgage, deed of trust or other material instrument (except as may be created pursuant to this Agreement or any other Transaction Document), or (C) violate in any material respect any existing law or regulation binding on the Investment Manager except, in the case of this subclause (C), to the extent that such conflict or violation would not reasonably be expected to have a material adverse effect on (i) the assets, operations, properties, financial condition, or business of the Investment Manager; (ii) the ability of the Investment Manager to perform its obligations under this Agreement or any of the other Transaction Documents; or (iii) the validity or enforceability of this Agreement or any of the other Transaction Documents (a “Material Adverse Effect”).

(f)                                   No Proceedings.  There are no proceedings or investigations pending or, to the best of the Investment Manager’s knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated hereby or (C) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect;

(g)                                  No Consents.  No consent, license, approval, authorization or order of, or registration, declaration or filing with, any governmental authority having jurisdiction over it or any of its properties is required to be made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, in each case other than (A) consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof and (B) where the lack of such consents, licenses, approvals, authorizations, orders, registrations, declarations or filings would not have a Material Adverse Effect;

(h)                                 Investment Company Status.  It is not required to be registered as an “investment company” within the meaning of the 1940 Act;

25.                               Managing REO Assets.

(a)                                 If, in the reasonable business judgment of the Investment Manager, it becomes necessary to foreclose upon or repossess from the applicable issuer or Obligor of a Collateral Obligation any real property securing any Collateral Obligation (each such Collateral Obligation, an “REO Asset”), the Investment Manager shall first cause the Company to transfer and assign such Collateral Obligation (or the portion thereof owned by the Company) to a special purpose vehicle wholly owned by the Company (the “REO Asset Owner”) using a contribution agreement.  The Investment Manager shall cause each REO Asset to be serviced (i) in accordance with applicable laws, (ii) in accordance with the Investment Management Standard and (iii) in accordance with the applicable REO Asset Owner’s limited liability company operating agreement (collectively, the “REO Investment Management Standard”).  The Investment Manager will cause all “Distributable Cash” (or comparable definition set forth in the REO Asset Owner’s organization documents) to be deposited into the appropriate account of the Company within two (2) Business Days of receipt thereof.

(b)                                 In the event that title to any Related Property (as hereinafter defined) is acquired on behalf of the REO Asset Owner for the benefit of its members in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a REO Asset Owner.  The Investment Manager shall cause the REO Asset Owner to manage, conserve, protect and operate each REO Asset for its members solely for the purpose of its prompt disposition and sale.

(c)                                  Notwithstanding any provision to the contrary contained in this Agreement, the Investment Manager shall not (and shall not permit the REO Asset Owner to) obtain title to any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation (“Related Property”) as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any issuer or Obligor of a Collateral Obligation pledged pursuant to a pledge agreement and thereby be the beneficial owner of Related Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Related Property if, as a result of any such action, the REO Asset Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Related Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable state or local environmental law, unless the Investment Manager has previously determined in accordance with the REO Investment Management Standard, based on an updated Phase I environmental assessment report generally prepared in accordance with the ASTM Phase I Environmental Site

Assessment Standard E 1527-05, as may be amended or, with respect to residential property, a property inspection and title report, that:

(i)                                     such Related Property is in compliance in all material respects with applicable environmental laws, and

(ii)                                  there are no circumstances present at such Related Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation would reasonably be expected to be required by the owner, occupier or operator of the Related Property under applicable federal, state or local law or regulation.

(d)                                 In the event that the Phase I or other environmental assessment first obtained by the Investment Manager with respect to Related Property indicates that such Related Property may not be in compliance with applicable environmental laws or that hazardous materials may be present but does not definitively establish such fact, the Investment Manager shall cause the Company to immediately sell the related Loan.

26.                               Subordination; Non-Petition.

The Investment Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Investment Manager agrees to be bound by the provisions of, Article XI of the Indenture and each of the Investment Manager and Company hereby consents to the assignment of this Agreement as provided in Article XV of the Indenture and the Investment Manager agrees to the provisions of Section 15.1(f) of the Indenture.

Notwithstanding any provision of any Transaction Document to the contrary, the Investment Manager agrees not to institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation Proceedings or other Proceedings under U.S. federal or state bankruptcy or similar laws, or the similar laws of any other applicable jurisdiction until at least one year (or, if longer, the applicable preference period then in effect) plus one day after the payment in full of all Notes issued under the Indenture.  Nothing in this Section 26 shall preclude, or be deemed to stop, the Investment Manager (i) from taking any action prior to the expiration of the aforementioned period in connection with (A) any insolvency case or Proceeding voluntarily filed or commenced by the Company or (B) any involuntary insolvency Proceeding filed or commenced by a person other than the Investment Manager or its Affiliates or (ii) from commencing against the Company or any of its respective properties any legal action that is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

27.                               Confidentiality.

The Investment Manager shall hold in confidence, and not disclose to any Person the terms of any fees payable in connection with any Transaction Document except it may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iii) to the extent the Investment Manager or any Affiliate deems disclosure reasonably prudent under, or should be required by, any law or regulation applicable to it, or (iv) as requested by any Official Body to disclose such information.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FS ENERGY AND POWER FUND

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

GLADWYNE FUNDING LLC

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President